Exhibit 99(h)

FORM OF
COMBINED SERVICES AGREEMENT

The following is an administration, transfer agency and fund accounting agreement between Atlantic Fund Administration, LLC and Chou America Mutual Funds.

COMBINED SERVICES AGREEMENT
BETWEEN
ATLANTIC FUND ADMINISTRATION, LLC
AND
CHOU AMERICA MUTUAL FUNDS

AGREEMENT (this “Agreement”) made this     day of June, 2010 (the “Effective Date”), between Atlantic Fund Administration, LLC and its subsidiaries (the “Administrator”), a limited liability company organized under the laws of the State of Delaware with its principal place of business at Three Canal Plaza, Portland, Maine 04101, and Chou America Mutual Funds (the “Trust”), a Delaware statutory trust with its principal place of business at Three Canal Plaza, Portland, Maine 04101.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series and classes; and

WHEREAS, the Trust offers shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement, being herein referred to as a “Fund,” and collectively, the “Funds”) and the Trust offers shares of various classes of each Fund as listed in Appendix A hereto; and

WHEREAS, the Trust desires that the Administrator perform administration, transfer agency, dividend disbursing agent and fund accounting services for the Funds and the Administrator is willing to provide such services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and the Administrator agree as follows:

SECTION 1.  APPOINTMENT

The Trust hereby appoints the Administrator, subject to the supervision of the Board of Trustees of the Trust (the “Board”), to act as administrator, transfer agent, dividend disbursing agent, and fund accountant to the Funds and, in such capacity, to provide the services set forth in Appendix B hereto (the “Services”).  The Administrator accepts this employment and agrees to render the Services for the compensation set forth herein.  In connection therewith, the Trust has delivered to the Administrator copies of (i) the Trust’s Declaration of Trust and By-laws (“Organic Documents”), (ii) the Trust’s “Registration Statement” and all amendments thereto with respect to each Fund filed with the US Securities and Exchange Commission (“SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”) or the Securities Act of 1933, as amended (“Securities Act”), (iii) the current Prospectus and Statement of Additional Information of the Funds (collectively, as currently in effect and as amended or supplemented, the “Prospectus”), (iv) all procedures adopted by the Trust with respect to each Fund, and (v) any other documents, materials or information that the Administrator shall reasonably request to enable it to perform its duties pursuant to this Agreement. The Trust will further, from time to time, furnish the Administrator with all amendments of or supplements to the foregoing.

SECTION 2.  DUTIES OF THE ADMINISTRATOR

(a)           Subject to the direction and control of the Board and as detailed in this Agreement, the Administrator shall manage, coordinate and report to the Board regarding the (i) Services and (ii) such other matters related to the services provided to the Funds by the Administrator as may be specifically set forth in this Agreement.

(b)           With respect to one or more Funds, as applicable, and subject to the terms and conditions of this Agreement, the Administrator shall provide the Services set forth in Appendix B.

(c)           In addition to the limitation of liability set forth in Section 3 of this Agreement, the Administrator shall not be liable to the Trust, the Funds or any other individual or entity (“Person”) for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on the Administrator’s ability to comply with its obligations under this Agreement):

(i)
if any relevant condition precedent upon which performance of the relevant Service depends (“Dependencies”) are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by the Administrator required to be provided or taken under this Agreement;

(ii)	if the failure to perform the Services is at the request or with the consent of the Trust;

(iii)
if the failure to perform the Services results from incorrect or corrupted information provided by (A) any Person that is not an affiliate of the Administrator, that provides services to the Funds including, without limitation, any adviser, underwriter for a Fund, brokers or other intermediaries through which a Fund’s shares may be sold or distributed and any other current or predecessor service providers to a Fund or (B) valuation or market information providers, pricing services, couriers, software houses, custodians clearing systems or depositories, provided, that (1) if any such Person described in clause (B) above is chosen by the Administrator, then the selection of such Person must have been reasonable under the circumstances (and the selection of such a Person shall be deemed reasonable if, after notice explicitly identifying such selection and providing an opportunity to object to such selection the Board does not object to such selection); and (2) in any event, Persons shall be deemed reasonable if they are selected or retained at the direction of the Trust or with the consent of the Trust; and/or

(iv)	if any Law to which the Administrator or any third party is subject prevents or limits the performance of the duties and obligations of the Administrator.

Notwithstanding the foregoing, the Administrator shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(c) above subsist, provided that the Administrator shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred).  If, despite the foregoing, the Administrator incurs any such additional costs in endeavoring to supply the Services, the Administrator shall promptly notify the Trust and the Trust shall reimburse those costs to the Administrator to the extent that they have been reasonably incurred (and the Administrator used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties.  For purposes of this Agreement, (i) the capitalized term “Law” means any statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof and (ii) “Governmental Authority” means any court, government department, central bank, commission, board, bureau, agency, securities or futures industry associations or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction.

(d)           Nothing contained herein shall be construed to require the Administrator to perform any service that could cause the Administrator to be deemed an investment adviser for purposes of the 1940 Act, or that could cause a Fund to act in contravention of the Prospectus, its Organic Documents or any Law.  The Trust on behalf of each Fund acknowledges and agrees that (i) the summaries of the Services set out in Appendix B are intended to define the scope of the services to be provided; and (ii) the procedures, features, functionalities, systems and/or facilities that support the provision of the Services by the Administrator or any affiliated subcontractor shall be a matter for the sole discretion of the Administrator.  Except as otherwise specifically provided in Appendix B with respect to the Services, the Trust assumes all responsibility for ensuring that each Fund complies in all material respects with all applicable requirements of Law.

(e)           The Administrator will appoint one individual with sufficient seniority, experience and authority to oversee the Administrator’s performance under this Agreement (the “Contract Manager”) and, for periods when the Contract Manager is absent due to illness or vacation, a deputy for him or her, who will be the primary point of contact for the Funds.  The Contract Managers for each party shall be responsible for the overall management of this Agreement.

(f)           The Administrator will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Trust and each Fund in conformity with the requirements of the 1940 Act, other applicable Law, and any policies that are approved by the Board.  The Administrator shall maintain policies and procedures relating to the Services it provides to the Funds that are reasonably designed to prevent violations of the federal securities laws and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities.

(g)           The Administrator shall promptly, after obtaining knowledge thereof, use its commercially reasonable efforts to correct any errors that have been made in connection with its Services rendered hereunder, including errors of judgment or mistakes of Law, in accordance with the Trust’s applicable policies and procedures..

(h)           The Administrator shall (i) promptly notify the Trust’s chief compliance officer (“CCO”) and its legal counsel (“Trust Counsel”) of any material violation of Law known to the Administrator by the Trust or any Fund and (ii) at each meeting of the Board and at such other times as determined appropriate by the Administrator, notify the Board of any other violation of Law by the Administrator or a Third Party Service Provider affecting the Trust of which the Administrator becomes aware in providing the Services, including as a result of information generated by the Administrator, detected through the Administrator’s internal or external audit procedures or provided to the Administrator by other service providers to the Trust or any Administrator subcontractor.

(i)           If the Administrator is in doubt as to any action it should or should not take, the Administrator may request directions, advice or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian or other service providers.  If the Administrator is in doubt as to any question of law pertaining to any action it should or should not take, the Administrator may request advice from counsel for the Trust, the Trust’s investment adviser or the Administrator, at the option of the Administrator.  In the event of a conflict between directions, advice or instructions the Administrator receives from the Trust or any service provider and the advice the Administrator receives from counsel, the Trust and the Administrator shall mutually agree upon the directions, advice or instructions to follow.  Upon request, the Administrator will provide the Trust with a copy of the advice of counsel received.  Nothing in this Section 2(h) shall excuse the Administrator when an action or omission on the part of the Administrator constitutes willful misfeasance, bad faith, negligence or reckless disregard by the Administrator of any duties, obligations or responsibilities set forth in this Agreement.

SECTION 3.  STANDARD OF CARE

(a)           The Administrator shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement (the “Standard of Care”).

(b)           The Administrator shall not be liable to the Trust, the Funds, any Fund shareholders or any other Person for any action or inaction of the Administrator relating to any event whatsoever including, without limitation, any error of judgment or mistake of Law or any loss incurred by the Trust or any Fund, in the absence of bad faith, willful misfeasance or negligence in the performance of the Administrator’s duties or obligations under this Agreement or the Administrator’s reckless disregard of its duties and obligations under this Agreement.  Without limiting the foregoing, the Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Administrator’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(b)           The Trust agrees to indemnify and hold harmless the Administrator, its employees, agents, subcontractors, directors, officers and managers and any Person who controls the Administrator within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, (“Administrator Indemnitees”) against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) the Administrator’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, except those actions or failures to act for which the Administrator Indemnitee could otherwise be liable under Section 3(a).

(c)           The Administrator agrees to indemnify and hold harmless the Trust and its respective employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) the Administrator’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, in either clause (A) or clause (B), solely for which the Administrator would be liable under Section 3(a).

(d)           An Administrator Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

(i)
the advice of the Funds or the Trust or of counsel, who may be counsel to the Trust or the Funds or counsel to the Administrator, and upon statements of accountants, brokers and other Persons reasonably believed in good faith by the Administrator to be expert in the matters upon which they are consulted;

(ii)
any oral instruction that it receives and that it reasonably believes in good faith was transmitted by the Person or Persons authorized by the Trust or the Funds to give such oral instruction.  The Administrator shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii)           any written instruction or certified copy of any resolution of the Board, and the Administrator may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Administrator to have been validly executed;

(iv)
any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Administrator to be genuine and to have been signed or presented by the Trust or the Funds or other proper party or parties; or

(v)
any electronic instructions from the Trust or the Funds in conformity with security procedures established by the Administrator from time to time in order to (x) effect the transfer or movement of cash or shares or (y) transmit shareholder information or other information.

(e)           In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(f)           Notwithstanding any other provision of this Agreement to the contrary, neither party to this Agreement shall be liable to the other party or any indemnitee for any indirect, special or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same.

(g)           Notwithstanding anything to the contrary in this Agreement, the Administrator shall not be liable to the Trust or any shareholder of the Trust for (i) any loss to the Trust if a net asset value (“NAV”) difference (as defined below, an “NAV Difference”) for which the Administrator would otherwise be liable under this Agreement is less than or equal to 0.001 (1/10 of 1%) of the Recalculated NAV, as defined below, or (ii) any loss to a shareholder of the Trust if (x) the NAV Difference for which the Administrator would otherwise be liable under this Agreement is less than or equal to 0.005 (1/2 of 1%) of the Recalculated NAV or (y) the loss in the shareholder’s account with the Trust is less than or equal to $25 or such other amount as may be set forth in the then-current Prospectus or statement of additional information for the affected Fund.  Any loss for which the Administrator is determined to be liable hereunder pursuant to Section 3(g)(i) shall be reduced by the amount of gain that inures to the affected Fund.  In addition, with respect to any loss for which the Administrator is determined to be liable hereunder pursuant to Section 3(g)(ii), the Administrator shall have the right to debit Shareholder accounts to recover any gains resulting from an NAV Difference unless an affected Shareholder is no longer a Shareholder (in which event the Administrator shall be subrogated to any rights to collect such gain that the Trust has under applicable law).

(h)           For purposes of this Agreement, (i) an NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected, divided by the Recalculated NAV, (ii) any NAV Difference and any Administrator liability therefrom are to be calculated each time a Fund’s (or class’s) NAV is calculated, (iii) in calculating any NAV Difference for which the Administrator would otherwise be liable under this Agreement for a particular NAV error, losses and gains of the affected Fund or class shall be netted and (iv) in calculating any NAV Difference for which the Administrator would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, losses and gains of the affected Fund or class for the period shall be netted.

SECTION 4.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Administrator acknowledges and agrees that the members of the Board and the shareholders of the Funds shall not be liable under this Agreement for any obligations of the Trust, any Fund or any other series of the Trust, Administrator agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or of the Funds to which the Administrator’s rights or claims relate in settlement of such rights or claims.

SECTION 5.  COMPENSATION AND EXPENSES

(a)           For the services provided by the Administrator pursuant to this Agreement, the Trust shall pay the Administrator, with respect to each Fund, a fee at the annual rate stated for the Fund in Schedule A hereto (the “Fee Schedule”).  Such fees shall be accrued by a Fund daily and billed monthly in arrears.  The Administrator also shall be reimbursed for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by the Administrator in performing its duties hereunder.

If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to the Administrator such compensation as shall be payable prior to the effective date of termination.

The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify the Administrator in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  Notwithstanding anything to the contrary, amounts owed by the Trust to the Administrator shall only be paid out of the assets and property of the particular Fund involved.

(b)           Notwithstanding anything in this Agreement to the contrary, the Administrator and its affiliated Persons may receive compensation or reimbursement from the Trust with respect to (i) the provision of services not covered by this Agreement on behalf of the Funds, (ii) the provision of shareholder support or other services not covered by this Agreement, and (iii) service as a director, manager or trustee of a Fund.

(c)           In connection with the services provided by the Administrator pursuant to this Agreement, the Administrator agrees to reimburse the Administrator for the expenses set forth in the Fee Schedule.  In addition, the Trust shall reimburse the Administrator for all expenses and employee time (at 150% of salary) attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Funds’ accounts and records by the Funds’ independent accountants or any regulatory body of which the Funds are first notified and that are not attributable to any negligent action or inaction of the Administrator.

SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)           This Agreement shall become effective on the Effective Date.  This Agreement shall continue in effect (i) until terminated in its entirety or (ii), with respect to any Fund or with respect to any one or more of the Services covered by Appendix B, as applicable, provided to any one or more of the Funds, until terminated as to a Fund or a Service provided to a Fund.

(b)           This Agreement may be terminated (A) in its entirety or (B) with respect to any Fund or with respect to any one or more of the Services covered by Appendix B, as applicable, provided to any one or more of the Funds (a “Partial Termination”), without the payment of any penalty:

(i)           with or without cause, at any time, by either party on the date specified in a written notice to the other party provided not less than 120 days prior to the termination date specified in the notice; provided that in the event the Trust gives notice of a Partial Termination, the Administrator shall have thirty (30) days to deliver notice that it intends to terminate any remaining portion, or the entirety, of this Agreement; provided further, that in the event the Administrator gives notice of termination or of a Partial Termination, the Trust may delay the termination or Partial Termination for up to an additional sixty (60) days upon further written notice to the Administrator; and

(ii)
for cause at any time by the non-breaching party on at least sixty (60) days’ written notice thereof to the other party, if the other party has materially breached any of its obligations hereunder including, with respect to the Administrator, the failure by the Administrator to act consistently with the Standard of Care set forth in Section 3(a); provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party.

(c)           Upon notice of termination by either party of this Agreement, in its entirety or with respect to any Fund or any Service provided to any Fund, the Administrator shall promptly transfer to any successor service providers the original or copies of all books and records maintained by the Administrator under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities.  Should the Trust exercise its right to terminate this Agreement, the Trust shall reimburse the Administrator for the Administrator’s reasonable costs associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities (“termination costs”); provided, however, that, notwithstanding anything herein to the contrary, the Trust shall have no obligation to reimburse the Administrator for its costs if the Trust terminates this Agreement pursuant to clause (ii) of subsection (b) above or if the Administrator terminates this Agreement pursuant to clause (i) of subsection (b) above.

(d)           The provisions of Sections 3, 4, 5, 6, 7, 8, 9 and 14 shall survive any termination of this Agreement.

SECTION 7.  ACTIVITIES OF THE ADMINISTRATOR

Except to the extent necessary to perform its obligations under this Agreement, nothing herein shall be deemed to limit or restrict the Administrator’s right, or the right of any of its officers, directors or employees (whether or not they are a trustee, officer, employee or other affiliated person of the Trust) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 8.  PROPRIETARY AND CONFIDENTIAL INFORMATION

(a)           The Administrator agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities approved by the Trust, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information that was already in the possession of the Administrator prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

(b)           Further, the Administrator will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In addition, the Administrator will comply with any other limitations or restrictions on disclosure of portfolio holdings or other information of the Trust set forth in the Trust’s prospectus and statement of additional information.  In this regard, the Administrator shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

SECTION 9.  RECORDS

The Administrator shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  The Administrator agrees that all such records prepared or maintained by the Administrator relating to the services to be performed by the Administrator hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such laws applicable to the Trust, including without limitation, Section 31 of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

SECTION 10.  LOST SHAREHOLDER DUE DILIGENCE SEARCHES AND SERVICING

(a)           The Trust hereby acknowledges that the Administrator has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Trust as an out-of-pocket expense in accordance with the Fee Schedule.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.  The Trust hereby acknowledges that the Administrator is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

SECTION 11.  ANTI-MONEY LAUNDERING PROGRAM

(a)           The Trust hereby delegates to the Administrator, and the Administrator hereby accepts, responsibility to perform certain services in connection with the Trust’s Anti-Money Laundering Program (the “Trust AML Program”), as further set out in the Trust AML Program, including provisions relating to: (i) customer identification program, (ii) suspicious activity monitoring and reporting; (iii) cash transaction reporting; (iv) recordkeeping; and (v) employee training (as it relates to the Administrator employees) (collectively, the “AML Services”).  The Administrator further agrees to cooperate with the Trust’s AML Compliance Officer in the performance of the AML Services as set forth in the Trust AML Program.

(b)           The Administrator represents and warrants that:

(i)	The Administrator undertakes to perform all delegated responsibilities under the Trust AML Program; and

(ii)
The Administrator has adopted and will maintain a written anti-money laundering program (“Administrator AML Program”) that includes policies and procedures that enable it to perform its responsibilities under the Agreement, as amended hereby.

(c)           The Trust represents and warrants that the Trust will promptly provide the Administrator any amendment(s) to the Trust AML Program, which will be subject to the terms of the Agreement, as amended hereby, upon delivery to the Administrator.

(d)           The Administrator hereby:

(i)	agrees to provide, upon request by federal examiners, information and records maintained by the Administrator relating to the Trust AML Program for purposes of the Trust AML Program;

(ii)	agrees to provide, upon request by the Trust, information and records maintained by the Administrator relating to the AML Services and the Administrator AML Program as it applies to the AML Services;

(iii)
agrees to cooperate with the Trust’s AML Compliance Officer with respect to any request for information by the Financial Crimes Enforcement Network pursuant to the Bank Secrecy Act, as amended by the USA PATRIOT Act and the regulations thereunder; and

(iv)	consents to the inspection of the Administrator by federal examiners for purposes of the Trust AML Program.

(e)           The Administrator agrees to furnish to the Trust the following:

(i)	a copy of the Administrator AML Program as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

(ii)
no less frequently than annually, a report on the Administrator AML Program that includes a certification to the Trust concerning the Administrator’s implementation of, and ongoing compliance with, the Administrator AML Program and a summary of any audit report prepared with respect to the Administrator AML Program as its pertains to the AML Services;

(iii)	interim reports with respect to any material issues that arise with respect to the AML Services or the Administrator AML Program; and

(iv)	periodic reports concerning Administrator’s compliance with the Administrator AML Program and/or the AML Services at such times as may be reasonably requested by the Board or AML Compliance Officer.

SECTION 12.  IDENTITY THEFT PREVENTION PROGRAM

(a)           The Trust hereby delegates to the Administrator, and the Administrator hereby accepts, responsibility to perform certain services (the “Identity Theft Prevention Services”) in connection with the Trust’s Identity Theft Prevention Program, (the “Trust Identity Theft Prevention Program”), as further set out in the Trust Identity Theft Prevention Program.  The Administrator further agrees to cooperate with the Trust’s Chief Compliance Officer in the performance of the Identity Theft Prevention Services as set forth in the Trust Identity Theft Prevention Program.

(b)           The Administrator represents and warrants that:

(i)	The Administrator undertakes to perform all delegated responsibilities under the Trust Identity Theft Prevention Program; and

(ii)
The Administrator has adopted and will maintain a written identity theft prevention program (“Administrator Identity Theft Prevention Program”) that includes policies and procedures that enable it to perform its responsibilities under the Agreement, as amended hereby.

(c)           The Trust represents and warrants that the Trust will promptly provide the Administrator any amendment(s) to the Trust Identity Theft Prevention Program, which will be subject to the terms of the Agreement, as amended hereby.

(d)           The Administrator agrees to furnish the Trust with the following:

(i)
prompt written notification of any transaction or combination of transactions that the Administrator believes, based on the Identity Theft Prevention Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Trust;

(ii)
prompt written notification of any customer(s) that the Administrator reasonably believes, based upon the Identity Theft Prevention Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(iii)
Any reports received by the Administrator from any government agency or applicable industry self-regulatory organization pertaining to the Administrator AML Program, the Trust AML Program, the Administrator Identity Theft Prevention Program, or the Trust Identity Theft Prevention Program;

(iv)	prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (i), (ii or (iii); and

(v)	certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.

(e)           The Trust hereby directs, and the Administrator acknowledges, that the Administrator shall (i) permit federal regulators access to such information and records maintained by the Administrator and relating to the Administrator’s implementation of the Identity Theft Prevention Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect the Administrator’s implementation of the Identity Theft Prevention Procedures on behalf of the Trust.

SECTION 13.  REPRESENTATIONS AND WARRANTIES

(a)           Representations and Warranties of Administrator.  The Administrator represents and warrants to the Trust that:

(i)           It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

(ii)	It is empowered under applicable laws and by its limited liability company agreement to enter into and perform this Agreement.

(iii)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(iv)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(v)
(i)  The execution, delivery and performance of this Agreement by the Administrator does not breach, violate or cause a default under any agreement, contract or instrument to which the Administrator is a party or any judgment, order or decree to which the Administrator is subject; (ii) the execution, delivery and performance of this Agreement by the Administrator has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by the Administrator and Trust, this Agreement will be a valid and binding obligation of the Administrator.

(vi)
It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by the Administrator to the Trust.  It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

(vii)           It will maintain insurance that covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by the Administrator with all requirements of law and sufficient for the Administrator to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

(viii)           It is a registered transfer agent under the Exchange Act.

(b)           Representations and Warranties of the Trust.  The Trust represents and warrants to the Administrator that:

(i)
It is a statutory trust duly organized, validly existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end investment company under the 1940 Act.

(ii)	It is empowered under applicable laws and by its Trust Instrument and By-laws to enter into and perform this Agreement.

(iii)	The Board has duly authorized it to enter into and perform this Agreement.

(iv)
The execution, delivery and performance of this Agreement by the Trust does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by the Administrator and the Trust, this Agreement will be a valid and binding obligation of the Trust.

(v)
The Chief Compliance Officer provided by the Administrator shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officer ceases to serve the Trust on substantially the same terms as such coverage is provided for Trust officers after such persons are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for the Trust officers.

(vi)
The Chief Compliance Officer provided by the Administrator is named as an officer in the Trust’s resolutions and is subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

SECTION 14.  MISCELLANEOUS

(a)           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)           No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund.

(c)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware without regard to its principles of conflicts of law.

(d)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(f)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.  Electronic delivery of this Agreement shall be deemed to have been properly delivered.

(g)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(h)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(j)           No affiliated Person, employee, agent, director, officer or manager of the Administrator shall be liable at law or in equity for the Administrator’s obligations under this Agreement.

(k)           Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(l)           Each Appendix to this Agreement is part of the Agreement.  In the event of any conflict between this Agreement and any Appendices, this Agreement shall control.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Fee Schedule to be duly executed all as of the day and year first above written.

CHOU AMERICA MUTUAL FUNDS

Francis S.M. Chou
Chairman and Trustee

ATLANTIC FUND ADMINISTRATION, LLC

Stacey E. Hong
President

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APPENDIX A: FUNDS OF THE TRUST

Chou America Mutual Funds

Fund Name                                                      Class Name                                           CUSIP                      Symbol
Chou Equity Opportunity Fund                                                                 Chou Equity Opportunity Fund                                                      170431 100                      TBD
Chou Income Opportunity Fund                                                                Chou Income Opportunity Fund                                                      170431 209                      TBD

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APPENDIX B: SERVICES

I. Compliance Services

(a)           Subject to the approval of the Board, Atlantic shall make available a qualified person toact as the Trust’s CCO who is competent and knowledgeable regarding the federalsecurities laws.  Atlantic’s responsibility for the activities of the CCO are limited to theextent that the Board shall make all decisions regarding the designation, termination, and level of compensation of the CCO as provided by Rule 38a-1.

(b)           The CCO shall:

(i)           Report directly to the Board;

(ii)           Review and administer the Trust’s compliance program policies and proceduresincluding those policies and procedures that provide for oversight of complianceby the Trust’s investment advisers, administrators (as that term is defined inRule 0-1 of the 1940 Act), principal underwriters and transfer agent (collectively, “Service Providers”) that relate to the Trust;

(iii)           Conduct periodic reviews of the Trust’s compliance program to incorporate anynew or changed regulations, best practice recommendations or other guidelinesthat may be appropriate;

(iv)           Review no less frequently than annually, the adequacy of the policies andprocedures of the Trust and the Service Providers and the effectiveness of theirimplementation;

(v)           Apprise the Board of significant compliance events at the Trust or the ServicesProviders;

(vi)           Design testing methods for the Trust’s compliance program policies andprocedures;

(vii)           Perform and document periodic testing of certain key control procedures (asappropriate to the circumstances), including reviewing reports, investigatingexceptions, and making inquiries of Trust management and Service Providers;

(viii)           Conduct periodic site visits to Service Providers as necessary;

(ix)           Provide training and deliver updates to the Trust or the Service Providers, asnecessary;

(x)           Establish a quarterly reporting process to the Board, including both written andoral reports and attend regularly scheduled board meetings as well as specialmeetings on an as-needed basis;

(xi)           Prepare a written annual report for the Board that, at a minimum, address (A)the operation of the Trust’s and its Service Providers’ policies and proceduressince the last report to the Board; (B) any material changes to such policies andprocedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b)(iii) and (iv) above; and (D) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report; and

(xii)           No less than annually, meet separately with the Trust’s independent Trustees.

(c)	Atlantic shall:

(i)           Provide compliance support for intermediary agreements that pertain to theTrust, such as shareholder service and similar service agreements;

(ii)           Subject to the approval of the Board, make available a qualified person to act asthe Trust’s Anti-Money Laundering Compliance Officer who is competent andknowledgeable regarding the anti-money laundering rules and regulationsapplicable to mutual funds; and

(iii)           Assist the Trust with compliance matters as requested.

(d)           Atlantic shall, subject to the approval of the Board, make available qualified personswho are competent and knowledgeable regarding the management and internal controlsof the Trust to serve as (i) the Trust’s Chief Financial Officer, who will have the authoritynormally incident to such office, including the authority to execute documents required to be executed by the Trust’s “principal financial officer” (PFO), and the Trust’s Treasurer, who will have the authority normally incident to such office including the authority to  execute documents required to be executed by the Trust’s Treasurer.

(e)           Atlantic shall provide such other services and assistance relating to the affairs of theTrust as the Trust may, from time to time, reasonably request pursuant to mutuallyacceptable compensation and implementation agreements.

(f)           Atlantic shall maintain records relating to its services, such as compliance policies andprocedures, relevant Board presentations, annual reviews, and other records, as arerequired to be maintained under the 1940 Act and Rule 38a-1 thereunder, as well asunder the USA PATRIOT Act.  Such reports shall be maintained in the manner and for the periods as are required under the applicable rule or regulation.

(g)
Atlantic will coordinate reasonable Trust Disclosure Controls and Procedures, including coordination of receipt of Trust service provider certifications, and applicable meetings as required by the procedures.

II. Fund Administration Services

1.           Board Meetings and Board Reports

Atlantic shall:

(a) Maintain a calendar of scheduled meetings of the Trust’s Board;

(b) In connection with meetings of the Board or any committee thereof meeting at thesame time as the full Board,

(i) prepare materials for meetings of the Board or such committee  including (A)agendas reflecting the input and priorities of the Trust’s Board or suchcommittee, as applicable, and (B) consistent with current practice, resolutionsand reports to the Trust’s Board or such committee, as applicable, covering (1) regulatory and industry developments of general applicability (2) the Trust’s operations, and (3) reports reasonably requested by the Board or such committee about the Services Operations and data in Atlantic’s possession, and

(ii)           in connection with the Board’s obligations under section 15(c) of the 1940 Actand consistent with current practice, coordinate the delivery of Lipper (orsimilar, industry-recognized) analyses of fund expenses and performancerelative to relevant benchmarks and to comparable funds; and

(c) Distribute materials for meetings of the Trust’s Board, including materials that havebeen approved or supplied by the Trust’s Advisers, counsel, auditors, custodians, CCO,Executive Officers, and other service providers;

(d) Assist with gathering materials and information and providing scatter plot and similaranalyses for, and coordinate matters related to, the Trust’s Advisers’ and other serviceproviders’ contract renewals;

(e) Assist with the design and operation of the Funds, including new portfolios or classes,investment objectives, policies, and provide consultation related to the regulatoryaspects of the establishment, maintenance, and liquidation or dissolution of Funds; and

(f) At the request of the Trust, provide one or more employees reasonably satisfactory tothe Trust’s Board to attend meetings of the Trust’s Board or any committee thereof orof the Trust and to record minutes with respect to such meetings.

2.           SEC Filings

Atlantic shall:

(a)           Based on information from the Trust’s service providers, including Atlantic and itsaffiliates when applicable, and subject to review by Fund counsel, prepare for filing thefollowing documents required of the Trust by the SEC (“SEC Filings”) in either writtenor, if required or permitted, electronic format (e.g., pursuant to EDGAR), including:  (i) periodic and other requested updates to the Registration Statement on Forms N-1A, including Fund prospectuses, statements of additional information and supplements thereto, (ii) Forms N-CSR, N-Q and N-SAR and any required financial data schedules, (iii) Form N-PX, (iv) Form 24f-2, (v) fidelity bond filings and (vi) if requested, and pursuant to mutually acceptable terms, proxy and information statements and related communications to shareholders;

(b)           Subject to prior execution by the Executive Officers when necessary in connection withsuch filing, file or cause to be filed with the SEC financial statements and other SECFilings as required; provided that items 2(a)(i) and (vi) shall have been reviewed by Trustcounsel (and such counsel shall not have objected to such filings);

(c)           Oversee the printing of SEC Filings that are intended to be distributed to Shareholders;

(d)           Oversee the distribution of those items in 2(a) that are to be provided to Shareholders;and oversee the solicitation and tabulation of proxies; and

(e)           Assist Trust Counsel in preparing and submitting SEC exemptive order requests and no-action letter requests.

3.           Compliance

With the assistance of Trust Counsel, Atlantic shall:

(a) Reasonably assist the Trust’s Executive Officers, Advisers, CCO and other appropriatepersons with respect to regulatory compliance matters related to the Trust;

(b) Reasonably assist the Trust’s Advisers with daily post-trade compliance testing inaccordance with the Funds’ prospectuses and statements of additional information;

(c) Reasonably assist the Trust and the CCO in developing or modifying complianceprocedures for each Fund that are part of the Trust’s 38a-1 Compliance Program;

(d) Prepare policies, procedures, committee charters and similar documents for review byTrust Counsel and approval by the Trust;

(e) Prepare and distribute Trustee/Officer Questionnaires annually or at such other morefrequent intervals as may be necessary;

(f) Produce standard quarterly compliance reports for the Trust, the Adviser and the CCO;

(g)           Coordinate examinations of the Trust or a Fund by the staff of the SEC or otherGovernmental Authorities, including: (i) compiling data and other information inresponse to requests for information, (ii) assisting with the preparation of the Trust’sresponses to those examinations and the responses to general communications from those authorities and (iii) communicating with the Trust to provide status updates;

(h)
Assist the Trust and the Trust’s Board in soliciting proposals for, analyzing, securing, documenting and taking reasonable actions to maintain fidelity bond and director and officers/errors and omissions insurance;

(i)	Provide reasonable assistance coordinating, maintaining, and ensuring compliance of applicable Trust related disaster recovery plan(s); and

(j)	Implement appropriate and applicable Regulation S-P privacy policies.

4.           Organic Documents; Recordkeeping and Ministerial Matters

As applicable, and subject to review by Trust Counsel as to items (a), (b) and (g) and executionby Executive Officers (when required), Atlantic shall:

(a) Prepare, file, amend as necessary and maintain the Trust’s Organic Documents andminutes of the meetings of the Trust’s Board, any committees thereof, andShareholders;

(b) Prepare such filings as are necessary to maintain the Trust’s existence and goodstanding under applicable state law;

(c) Administer direct contracts between the Trust and any Third Party Service Provider tothe Trust, and provide centralized oversight and coordination of all services provided tothe Trust by Atlantic;

(d) Maintain EDGAR, CUSIP, ticker, news media and tax identification number listings;

(e) Provide the Trust adequate general meeting space for scheduled Board meetings andconcurrent meetings of its committees.

(f) Provide persons reasonably suitable to the Trust to serve as ministerial officers,including secretary, of the Trust;

(g) Assist and consult with the Trust’s officers in the negotiation of agreements to which theTrust or a Fund is a party that are related to the operations of the Trust or a Fund; and

(h)	Facilitate execution of Rule 22c-2 amendments to intermediary agreements to which a Fund is the primary party.

5.           Expense Accounting

As applicable, Atlantic shall:

(a) Calculate, review and account for Fund expenses and report on Fund expenses on aperiodic basis;

(b) Subject to review and approval of an Executive Officer of the Trust or anotherAuthorized Person as designated on a list of Authorized Persons approved by the Board,authorize the payment of Trust expenses and pay, from Trust assets, all bills of theTrust;

(c) Prepare Fund budgets, pro-forma financial statements, expense and profit/lossprojections, and fee waiver/expense reimbursement projections on a periodic basis;

(d) Accrue expenses of each Fund according to this Agreement and submit changes toaccruals and expense items to the Executive Officers for review and approval and makenecessary and appropriate adjustments over such periods to reflect over-accruals andunder-accruals of estimated expenses, or income;

(e) Monitor, if applicable, each Fund’s expense limitation and provide the Trust’s ExecutiveOfficers and the Adviser to each Fund with a periodic report regarding compliance withexpense limitation in effect;

(f) Calculate and accrue fee waivers and expense reimbursements and invoice and collectexpense reimbursements on behalf of the Trust; and

(g) Prepare financial statement expense information.

6.           Financial Statements; other Financial Matters

As applicable, Atlantic shall:

(a) Prepare semi-annual and annual financial statements and oversee the production anddistribution of those statements and any related reports to the Trust’s Shareholdersprepared by the Trust or its Advisers, as applicable, including reasonable assistance incoordination of periodic audits and in supporting reasonable independent registered accountant information requests;

(b) Calculate data with respect to yields, dividend yields, distribution rates, total returnsand, consistent with the Change Control Process and industry standards, otherinformation  for dissemination to information services covering the investmentcompany industry, for advertising and sales literature of the Trust and other appropriate purposes;

(c) Consistent with current practice, report Fund data to investment company industrysurvey companies;

(d) Report applicable data to rating agencies (such as Standard & Poor’s) that rate a Fund; and

(e) With respect to the services provided hereunder, assist the Trust in connection with itsobligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules30a-2 and 30a-3 under the 1940 Act, including delivery of appropriate sub-certificationsto Trust officers who are required to file certifications in accordance with the Sarbanes-Oxley Act of 2002.

7.           Tax Matters

As applicable, Atlantic shall:

(a) Prepare Federal and state income and excise tax workpapers and provisions;

(b) Subject to execution thereof by the Executive Officers or other non-ministerial officersof the Trust, file all Federal income and excise tax returns and state income and othertax returns, including any extensions or amendments, as agreed;

(c) Calculate required distributions to maintain the qualification of each Fund as a regulatedinvestment company under the Internal Revenue Code of 1986, as amended (the“Code”);

(d) Employ reasonable efforts to ensure compliance with Sections 851-855 of Subchapter Mof the Internal Revenue Code of 1986, as amended, including monitoring, calculatingand reporting to the Trust compliance with respect to Code Section 851(b) “goodincome” and “diversification” testing, report the tax status of distributions and prepare year-end Federal tax notice data);

(e) Prepare data for the Trust’s financial statement, sixty (60) day shareholder tax noticedisclosure, tax related footnotes and Statement of Position 95-3 (“ROCSOP”)adjustments);

(f) Calculate income distributions for Funds that declare income distributions more oftenthan annually but not daily and calculate capital gain distributions (in addition to typicalcalendar year end capital gain distributions);

(g)           Prepare and, with approval of the Trust, distribute to appropriate parties noticesannouncing the declaration of distributions to Shareholders;

(h)           Oversee and coordinate the payment of distributions to Shareholders;

(i)           Perform monthly capital gain analyses based on book numbers adjusted for prior yearunpaid spillback distribution requirements and capital loss carryforwards; and

(j)           Prepare, as needed, short- and long-term gain reports for the Adviser for Fund year-endcapital gain tax planning.

III. Fund Accounting

1.           Services Related to Calculation of Accounting Items, Determination of the Net Asset Value(“NAV”) and Maintenance of a General Ledger (“Accounting Services”)

Atlantic shall:

(a) Calculate the NAV on each Fund business day or with such frequency as is required tofacilitate trading of the Shares, but no more frequently than once each Fund businessday;

(b) Calculate each item of income, expense, deduction, credit, gain and loss, if any, andprocess each Fund’s stated expense ratio as required by the Trust and the Adviser and inconformance with generally accepted accounting principles (“GAAP”), the SEC’sRegulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws) (the “Code”);

(c) Allocate income and expense and calculate the NAV of                                                                                                each class of shares offered byeach Fund in accordance with the relevant provisions ofthe applicable prospectus ofeach Fund and applicable regulations under the 1940 Act;

(d) Calculate the “SEC yield” and money market fund seven and thirty day yields for theFund and each Class thereof, as applicable and, subject to the Change Control Process,such other measures of performance as may be requested by the Trust or an Adviser;

(e) Prepare and record once daily, as of the time when the NAV of a Fund is calculated or atsuch other time as directed by the Trust, a valuation of the assets and liabilities of theFund unless otherwise specified in or in accordance with the Trust’s PortfolioSecurities Valuation Procedures; and

(f) Maintain each Fund’s general ledger and record all income, gross expenses, capitalshare activity and cash and security transactions of each Fund.

2.           Services Related to Reporting of Data and Provision of Other Information

Atlantic shall:

(a) Provide the Trust and such other persons as the Trust may direct with standard fundreporting available through Atlantic’s Internet reporting application or other deliveryarrangements used from time to time by Atlantic;

(b) Provide appropriate records to assist each Fund’s independent accountants and suchother persons as the Trust may direct;

(c) Provide information typically supplied in the investment company industry to eachFund’s transfer agent;

(d) Transmit the NAVs and dividend factors of the Fund to such persons as directed by theTrust or the Adviser;

(e) Provide the Trust and such other persons as the Trust may direct with the datarequested by the Trust that is required to update the Registration Statement;

(f) Provide the Trust, the Adviser, the independent accountants for the Fund, and suchother persons as the Trust may direct data maintained by Atlantic requested withrespectto the preparation of the Fund’s income, excise and other tax returns;

(g) Provide the Trust, the Adviser, the independent accountants, and such other persons asthe Trust may direct, and explain as required, unadjusted Fund data directly from theportfolio accounting system for any Fund business day and other data reasonablyrequested for the preparation of the Fund’s semi-annual and annual financial statements;

(h) Transmit to and receive from each Fund’s transfer agent appropriate data to reconcileShares outstanding and other data;

(i) Receive from each Fund’s custodian appropriate data to reconcile daily cash; and

3.           Services Related to Distributions and Reconciliation of Data

Atlantic shall:

(a)	Process all distributions as directed by the Trust or its agents;

(b)	Reconcile cash and portfolio positions daily with each Fund’s custodian(s);

(c)	Verify receipt of and review for reasonableness investment trade instructions when received from an Adviser;

(d)	Maintain individual ledgers and historical tax lots for each security; and

(e)	Distribute NAV and yields to NASDAQ; and, as agreed, other reporting agencies.

4.           Services Related to Recordkeeping and Reporting

Atlantic shall:

(a)	Prepare and maintain on behalf of the Trust the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act (the “Rule”):

(i)	Journals containing an itemized daily record in detail of all purchases and sales	of securities, all receipts and disbursements of cash and all other debits and	credits, as required by subsection (b)(1) of the Rule;

(ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital,income and expense accounts, as required by subsection (b)(2) of the Rule (butnot including the ledgers required by subsection (b)(2)(iv) of the Rule);

(iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule;

(iv) A record of each brokerage order given by or on behalf of any Fund for, or inconnection with, the purchase or sale of securities, and all other portfoliopurchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

(v)	A record of all options, futures, swaps or other derivatives, if any, in which the	Funds have any direct or indirect interest or which the Fund has granted or	guaranteed and a record of any contractual commitments to purchase, sell,	receive or deliver any property, as required by subsection (b)(7) of the Rule;

(vi)	A monthly trial balance of all ledger accounts (except shareholder accounts) as	required by subsection (b)(8) of the Rule; and

(vii)	All other records required by the Rule or any successor rule or pursuant to	interpretations thereof to be kept by open-end management investment	companies, but limited to those provisions of the Rule applicable to portfolio	transactions and as agreed upon between the parties hereto.

IV. Transfer Agency

1.                                                          General

Transfer agent services, dividend disbursing agent services, shareholder support services and, as relevant, services in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that in each case are customary for open-end, management investment companies, including:

(a)	Setting up Shareholder account information, including, as applicable, name, address, dividend option, taxpayer identification numbers, privileges and wire instructions;

(b)	Maintaining all Shareholder account information changes;

(c)	Preparing Shareholder meeting lists;

(d)
Delivering proxies and related materials to direct Shareholders and making the same available for intermediaries (subject to instructions from intermediaries or their agents, or information from reputable third parties that maintain such information (e.g., ADP));

(e)
Delivering Shareholder reports and prospectuses to direct Shareholders and making the same available for intermediaries (subject to instructions from intermediaries or their agents, or information from reputable third parties that maintain such information (e.g., ADP));

(f)	Withholding taxes on U.S. resident and non-resident alien accounts;

(g)	Preparing and filing U.S. Treasury Department Forms 945, 1042, 1099 and 5498 with respect to distributions for Shareholders;

(h)
Preparing and mailing confirmation statements in compliance with Rule 10b-10 of the 1934 Act and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts;

(i)	Preparing and mailing activity statements and other routine communications to Shareholders;

(j)	Providing Shareholder account information;

(k)	Providing data regarding broker commissions and providing related reports to the Trust’s distributor;

(l)	Calculating the applicable Funds’ fees under 12b-1 plans and providing related reports to the Trust’s distributor; and

(m)	Transmitting to each Fund’s fund accounting service provider appropriate data to allow the service provider’s daily reconciliations of cash, Shares outstanding and other data.

2.           Purchase, Redemption and Transfer of Shares

(a) Receive for acceptance, orders for the purchase of Shares and promptly deliver paymentand appropriate documentation to the custodian for the applicable Fund;

(b) Pursuant to purchase orders, issue the appropriate number of Shares and hold suchShares in the appropriate Shareholder account;

(c) Receive for acceptance, redemption requests and deliver the appropriate                                                                                                                     documentation to the custodian for the applicable Fund;

(d) As and when it receives monies paid to it by the Custodian with respect to anyredemption, pay the redemption proceeds as required by the Prospectus pursuant towhich the redeemed Shares were offered and as instructed by the redeemingShareholders; and

(e) Effect transfers of Shares upon receipt of appropriate instructions from Shareholders.

3.           Notes and Conditions to Purchase, Redemption and Transfer of Shares:

(a)           Processing requests to purchase, redeem and transfer shares of a Fund shall be subjectto Atlantic’s and the Trust’s anti-money-laundering (“AML”) program.

(b)           Atlantic may require any or all of the following in connection with the original issue ofShares: (i) Instructions requesting the issuance, (ii) evidence that the Trust’s Board hasauthorized the issuance, (iii) any required funds for the payment of any original issue taxapplicable to such Shares, and (iv) an opinion of the counsel to the Trust regarding the legality and validity of the issuance.

(c)           Shares shall be issued in accordance with the terms of a Fund’s or Class’ Prospectusafter Atlantic or its agent receives either of the following, in each case in good order andwith such additional items or materials as may be required by the Trust’s Policies andProcedures, Atlantic’s operational procedures and/or Atlantic’s AML Program:

(i)           (A) an instruction directing investment in a Fund or Class, (B) a check (other thana third party check) or a wire or other electronic payment in the amountdesignated in the instruction, and (C) in the case of an initial purchase, acompleted account application; or

(ii)           the information required for purchases pursuant to a selected dealeragreement, processing organization agreement, or a similar contract with afinancial intermediary.

(d)           Shareholder payments shall be considered Federal Funds no later than on the dayindicated below unless other times are noted in the Prospectus of the applicable Fundor Class:

(i)           for a wire received, at the time of the receipt of the wire;
(ii)           for a check drawn on a member bank of the Federal Reserve System, on thenext Fund business day following receipt of the check; and
(iii)	for a check drawn on an institution that is not a member of the Federal Reserve	System, at such time as Atlantic is credited with Federal Funds with respect to	that check.

(e)           In registering transfers of Shares, Atlantic may rely upon the Uniform Commercial Codeas in effect in the State of Delaware or any other statutes that, in the opinion ofAtlantic’s counsel, protect Atlantic and the Trust from liability arising from (i) notrequiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal.  As Transfer Agent, Atlantic will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

4.           Processing Distributions

Prepare and, subject to receipt of good funds therefore from the custodian for the applicableFund, transmit to Shareholders (or credit the appropriate Shareholder accounts) payments forall distributions declared by the Trust with respect to Shares of a Fund.

5.           AML Services

The Trust delegates to Atlantic the performance of the anti-money laundering services set forthbelow (the “AML Services”) with respect to shareholder accounts maintained by Atlanticpursuant to the Agreement; and subject to the terms and conditions of the Agreement, Atlanticaccepts this delegation and agrees to perform the AML Services in accordance with the Trust’s and Atlantic’s AML program and reasonably to cooperate with the Trust’s AML compliance officer (the “AML Compliance Officer”) in the performance of that person’s responsibilities.  Notwithstanding this delegation, the Trust shall maintain full responsibility for ensuring that its AML program is and continues to be reasonably designed to ensure compliance with the applicable AML laws.

(a) Verify shareholder identity upon opening new customer accounts in accordance withSection 326 of the USA PATRIOT Act (the “Patriot Act”) and any regulations thereunder, as required under Applicable Law;

(b) Monitor shareholder transactions and identify and report suspicious activities that arerequired to be so identified and reported, in each case consistent with the AMLprograms of the Trust and Atlantic;

(c) Review all new accounts and registration maintenance transactions against the Office ofForeign Asset Control (“OFAC”) database and other such lists or databases of traderestricted individuals or entities as may be required from time to time by applicableregulatory authorities, including review of such shareholder information upon changes to such databases;

(d) Follow the Trust’s policies with respect to the acceptance of cash equivalents and thirdparty checks; provided, however, that unless the parties agree otherwise under nocircumstance will Atlantic accept a corporate third party check;

(e) Place holds on transactions in shareholder accounts or freeze shareholder accounts, asprovided in the AML programs of the Trust and Atlantic and in accordance with thePatriot Act and OFAC;

(f) (i) Atlantic will reasonably cooperate with the Trust to accommodate non-materialchanges and adjustments to agreed upon services, maintaining reasonably adequatepolicies, procedures and internal controls that are consistent with the Trust's AMLprogram as in effect from time-to-time, (ii) conduct (or have a third party conduct) an independent review of its AML Program at least annually and provide the report of such independent review to the Trust and the Trust’s AML Compliance Officer; and (iii) maintain a reasonable, ongoing training program with respect to its own personnel relating to AML matters.

6.           Notes and Conditions to AML Services

(a)           The Trust authorizes Atlantic to take such actions in the performance of the AMLServices as Atlantic deems appropriate and consistent with the Trust’s AML programand applicable AML Laws;

(b)           Atlantic agrees to furnish the Trust its written program concerning anti-moneylaundering services rendered by Atlantic to its various clients.  Atlantic agrees to notifythe Trust of any changes to its anti-money laundering program that individually or in theaggregate would materially impact the Trust’s AML program;

(c)           Atlantic shall make its relevant personnel available to meet or speak with the Boardconcerning the AML Services at such intervals as may be reasonably necessary orappropriate.

(d)           Atlantic represents and warrants to the Trust that (i) Atlantic has adopted and willmaintain a written program concerning the anti-money laundering services it providesto its various clients, and (ii) Atlantic’s policies and procedures are reasonably adequatefor it to provide the AML Services and comply with its obligations under this Agreement.

7           Payments to Financial Intermediaries, Redemption Fees

(a)
Atlantic agrees to track Shareholder Accounts by financial intermediary source and otherwise as reasonably requested by the Trust as well as rights of accumulation and purchases made under letters of intent and to provide periodic reporting thereof to the Trust;

(b)
Atlantic agrees to calculate, report to the Trust and receive from Shareholders or debit Shareholder accounts for sales commissions, including sales loads, contingent deferred, deferred and other sales charges, and service fees (e.g., wire redemption charges);

(c)
Atlantic agrees to calculate, report to the Trust and to the Adviser and, subject to receipt of good funds, transmit payments to underwriters, selected dealers and others for commissions, service fees and other payments due from the Trust or any distributor; and

(d)	Atlantic agrees to calculate, report to the Trust and withhold redemption fees and pay the amount of any redemption fees to the Fund.

8.           Blue Sky; Escheatment

(a) Atlantic shall calculate the total number of Shares of each Fund and Class thereof sold ineach reporting jurisdiction authorized by the Trust;

(b) Atlantic shall monitor and prepare and make appropriate filings with respect to theescheatment laws of the various states and territories of the United States;

(c) Atlantic shall perform such services as are required in order to comply with Rules 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”), including, but not limited to, those setforth below.  Atlantic may, in its sole discretion, use the services of a third party toperform some or all such services.

(i)           documentation of search policies and procedures;
(ii)           execution of required searches;
(iii)           tracking results and maintaining data sufficient to comply with the Lostshareholder Rules; and
(iv)           preparation and submission of data required under the Lost Shareholder Rules.

9.           Shareholder Votes and Proxy Statements

(a) Oversee the activities of proxy solicitation firms; and

(b) Perform such other additional proxy-related services as may be specified from time to time by the Trust, pursuant to mutually acceptable compensation and implementation agreements.

10.           Recordkeeping and Reporting; Facilities

(a) Atlantic shall record the issuance of Shares of the Trust and maintain pursuant to Rule17Ad-10(e) under the 1934 Act a record of the total number of Shares of the Trust, eachFund and each Class thereof, that are authorized, based upon data provided to it by theTrust, and are issued and outstanding and provide the Trust on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

(b) Atlantic shall maintain records of account for and provide reports and statements to theTrust and Shareholders; and

(c) Atlantic shall establish and maintain facilities and procedures reasonably acceptable tothe Trust for the safekeeping, control, preparation and use of share certificates, checkforms, and facsimile signature imprinting devices.  Atlantic shall establish and maintainfacilities and procedures reasonably acceptable to the Trust for safekeeping of all records maintained by Atlantic pursuant to this Agreement.

(d) In addition to other references herein regarding records to be maintained regardingshareholders, transactions, accounts, and Trust operations, Atlantic shall maintain suchrecords as (i) may be required by the Laws applicable to Atlantic and (ii) are prudentlyand customarily maintained by third-party transfer agents for registered open-end management investment companies.